Exhibit 99.1

AT THE COMPANY:	IR INQUIRIES:	MEDIA INQUIRIES:
R.W. Scheussler	Todd Kerli	Steve Simon
Senior Vice President, Chief Operating	MKR Group	S&S Public Relations
Officer	818-556-3700	847-955-0700
949-362-5800
bscheussler@smithmicro.com	todd@mkr-group.com	steve@sspr.com

DRAFT - NOT FOR IMMEDIATE RELEASE

Smith Micro Completes $22.4 Million Private Placement
of Common Stock

Aliso Viejo, Calif., February 18, 2005 - Smith Micro Software, Inc. (NASDAQ: SMSI), a developer and marketer of a wide range of software and service solutions for the wireless market, today announced that is has successfully completed a private placement of 3,500,000 shares of common stock for $22.4 million. Smith Micro intends to use the net proceeds primarily for expansion of its product and customer base, and potential acquisitions. C.E. Unterberg, Towbin LLC acted as the placement agent for the offering.

The securities sold in the private placement have not yet been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States in the absence of an effective registration statement or exemption from registration requirements. As part of the transaction, Smith Micro agreed to file a registration statement with the Securities and Exchange Commission within thirty days for purposes of registering the resale of the common stock issued in the private placement. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

About Smith Micro Software

Smith Micro Software, Inc., headquartered in Aliso Viejo, CA, is a developer and marketer of wireless communication, broadband, eCommerce and utility software products for multiple OS platforms. The company designs integrated cross platform, easy-to-use software for personal computing and business solutions around the world. With a focus on Wireless and Broadband and Internet technologies, the company’s products and services enable wireless communications, eCommerce, eBusiness, Internet communications (voice-over-IP), video conferencing, network fax, and traditional computer telephony. Smith Micro’s complete line of products is available through original equipment manufacturers (OEMs), direct sales, retail stores, and value-added resellers (VARs). Smith Micro’s common stock trades on The NASDAQ Stock Market® under the symbol SMSI. For more information, contact Smith Micro at (949) 362-5800.

This release may contain forward-looking statements that involve risks and uncertainties, including without limitation risks and uncertainties relating to the company’s financial prospects and projections, the company’s plans for returning to sustained profitability and the company’s ability to increase its business in the Wireless and Broadband segments. Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are new and changing technologies, customer acceptance of those technologies, unforeseen delays in the timing of orders from OEM customers, new and continuing adverse economic conditions, and the company’s ability to compete effectively with other software companies. These and other factors could cause actual results to differ materially from those presented in any forward-looking statement and are discussed in the company’s filings with the Securities and Exchange Commission including its recent filings on Forms 10-K and 10-Q.

Smith Micro and the Smith Micro logo are trademarks or registered trademarks of Smith Micro Software, Inc. All other trademarks and product names are the property of their respective companies.